UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Boxer, Scott J
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   7/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President Lennox Industries
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-   3.Trans-    4.Securities Acquired(A)    5)Amount of        6)Owner-          7)Nature of
                             action     action      or Disposed of (D)          Securities         ship Form:        Indirect
                             Date       Code                   A                Beneficially       Direct (D)        Beneficial
                             (Month/                           or               Owned at           or  Indirect      Ownership
                             Day/Year)  Code V      Amount     D       Price    End of Month       (I)
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Common Stock, par value      7/18/02    A(1)  V     15,500     A                168,697            D(2)
$0.01 per share


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Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative        2)Conversion    3)Trans-  4)Trans-      5)Number of Derivative      6)Date Exercisable and
Security                     or Exercise     action    action        Securities Acquired (A)     Expiration Date
                             Price of        Date      Code          or Disposed of (D)
                             Derivative                -----------------------------------------------------------------------------
                             Security                  Code  V       A                     D     Exercisable Date    Expiration Date
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Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative        3)Trans-  7)Title and Amount                   8)Price     9)Number of   10)Ownership   11)Nature of
Security                       action  of Underlying                        of Deri-    Derivative    Form of        Indirect
                               Date    Securities                           vative      Securities    Derivative     Beneficial
                                                                Amount or   Security    Beneficially  Security; or   Ownership
                                                                Number of               Owned at      Direct (D) or
                                       Title                    Shares                  End of Month  Indirect (I)
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Explanation of Responses:

(1) Restricted Stock Award.
(2) Includes 2,510 shares acquired in June 2002, under the Lennox International Inc. ESPP, which is intended to qualify as an
    'employee stock purchase plan' under Section 423 of the Internal Revenue Code of 1986, as amended.

-   Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Scott J. Boxer
DATE 8/8/02